Exhibit 99.1

a

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP REPORTS FINANCIAL RESULTS FOR

FOURTH QUARTER AND FULL YEAR 2006

Fourth Quarter Net Income Rises 8%

BISMARCK, ND, January 30, 2007 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Colorado and Nevada, today reported net income of $706,000, or $0.20 per share on a diluted basis, for the fourth quarter ended December 31, 2006. For the same quarter of 2005, BNCCORP reported net income of $653,000, or $0.19 per diluted share.

Results for the fourth quarter of 2006 reflected virtually no change in net interest income versus the prior-year period, while both non-interest income and non-interest expense increased by similar amounts compared to 2005. The increase in net income for the fourth quarter of 2006 also reflected a smaller provision for income taxes than in the 2005 period.

For the full year 2006, BNCCORP reported net income of $3.6 million, or $1.03 per diluted share, compared to $4.1 million, or $1.34 per diluted share, in 2005. These results primarily reflected higher net interest income, a decrease in non-interest income, and higher non-interest expense related to the Company’s growth initiatives.

“We are proud of our success in building the value of our franchise in 2006,” noted Greg Cleveland, BNCCORP’s President and Chief Executive Officer. “The banking segment increased net interest income significantly while growing core loans and deposits at a healthy rate and maintaining truly outstanding credit quality. Fees generated by our wealth management business increased impressively this year, driven by the continued growth in assets under management. The insurance agency posted solid results.”

Fourth Quarter Overview

Net interest income for the fourth quarters of 2006 and 2005 was essentially unchanged, at $4.6 million. The net interest margin increased to 3.00% for the quarter ended December 31, 2006, from 2.78% for the same period in 2005, largely due to higher balances of federal funds sold and loans and leases held for investment, as well as an increase in the interest rates earned on these assets. Increases in interest income on these assets were partially offset by a decline in interest income earned on participating interests in mortgage loans as the balances outstanding in the participating interests were significantly lower in 2006 compared to 2005. The net interest margin also benefited from reduced balances in high cost borrowings and brokered deposits, partially offset by higher rates paid on these liabilities. Overall, the Company’s total average interest earning assets and total average interest bearing liabilities were lower in the fourth quarter of 2006 compared to the same period in 2005.

Non-interest income increased by $376,000, or 6.9%, to $5.8 million for the 2006 fourth quarter from $5.5 million for the fourth quarter of 2005. Within non-interest income, insurance agency revenues increased by $255,000, or 6.3%, in the fourth quarter to $4.3 million compared to $4.1 million from the fourth quarter a year ago. Trust and financial service income increased by $64,000 or 35.0% in the fourth quarter of 2006, reflecting continued growth in the wealth management segment. Gains on sales of loans and investment securities, which do not recur regularly, were $600,000 in the fourth quarter of 2006 compared to $321,000 for the same period in 2005. These increases were partially offset by a decline in brokerage revenue of $77,000, or 82.8%, between periods, as a result of a decision to discontinue brokerage services in the Minnesota market. Overall, non-interest income represented 56.19% of gross revenues for the recent quarter, up from 54.36% a year ago.

Non-interest expense increased by $390,000, or 4.2%, to $9.7 million for the fourth quarter of 2006 from $9.3 million in the same quarter of 2005. Increases in employee compensation expenses of $467,000 can be attributed to the Company’s growth initiatives, particularly in wealth management and Arizona banking, along with higher healthcare costs.

In the fourth quarter of 2006 the Company’s provision for income taxes declined to reflect a revision to the estimated annual effective tax rate for 2006.

Twelve Month Overview

Net interest income was $18.8 million in 2006, an increase of $1.3 million, or 7.2% from $17.5 million in 2005. The net interest margin increased to 3.04% for the twelve months ended December 31, 2006, from 2.79% in 2005. The improved margin can be attributed to higher balances of federal funds sold and loans and leases held for investment, as well as an increase in the interest rates earned on these assets. These increases were partially offset by a decline in interest income earned on participating interests in mortgage loans due to significantly lower balances outstanding in the participating interests in 2006 compared to 2005. The net interest margin also benefited from reduced balances in high cost borrowings and brokered deposits, partially offset by higher rates paid on these liabilities. Overall, the Company’s total average interest earning assets and total average interest bearing liabilities were lower in 2006 compared to 2005.

Non-interest income decreased by $1.1 million, or 4.4%, to $23.8 million in 2006, compared to $24.9 million in 2005. Insurance agency revenues, which may vary from period to period, decreased by $414,000, or 2.2%, in 2006 to $18.3 million compared to $18.8 million in 2005, primarily as a result of a lower level of contingency income received from insurance companies. Gains on sales of loans, which do not recur regularly; decreased $567,000, or 24.5%, in 2006 primarily due to an unusually large transaction which resulted in a gain of approximately $800,000 in early 2005. Brokerage income decreased $148,000, or 39.1%, in 2006 as a result of a decision to discontinue brokerage services in the Minnesota market. In contrast to these decreases, trust and financial service income increased by $222,000, or 34.8%, in 2006 reflecting continued growth in the wealth management segment. Overall, non-interest income represented 55.86% of gross revenues in 2006, down from 58.64% a year ago.

Non-interest expense increased by $893,000, or 2.4%, to $37.6 million in 2006 from $36.7 million in 2005. Increases in employee compensation expenses of $1.0 million can be primarily attributed to the Company’s growth initiatives, particularly in wealth management and Arizona banking, and higher healthcare costs.

In 2006, the effective income tax rate was 24.4%, compared to 25.1% in 2005. The decrease is attributable to a higher ratio of nontaxable items to income before taxes.

Assets, Liabilities and Equity

Total assets were $692.3 million at December 31, 2006, declining from $740.0 million at December 31, 2005. This was primarily due to the $45.2 million decrease in participating interests in mortgage loans, which vary according to the volume of originations by the Company’s mortgage banking counterparties. Total loans held for investment at December 31, 2006 were $390.1 million, compared to $411.7 million at December 31, 2005. However, loans and leases held for investment increased to $333.9 million at December 31, 2006, from $310.4 million at December 31, 2005, excluding participating interests in mortgage loans. Investment securities available for sale decreased by $44.2 million, to $183.0 million at December 31, 2006, from $227.2 million at December 31, 2005, while federal funds sold increased $24.0 million as of year end. These changes reflect the Company’s asset-liability management strategies. Total deposits decreased to $529.3 million at December 31, 2006 from $548.8 million at December 31, 2005, primarily due to management’s decision to reduce higher cost national and brokered deposits. Since December 31, 2005, national and brokered deposits have declined $36.0 million, whereas core deposits have increased approximately $16.5 million. Higher cost borrowings have declined $22.6 million in 2006. In general, the Company has used proceeds from pay downs and sales of investment securities to fund the decreases in higher cost other borrowings and deposits.

Trust assets under administration increased to $282.8 million at December 31, 2006, from $240.5 million at December 31, 2005 and $74.3 million at December 31, 2004, reflecting the continued growth of the Company’s wealth management business.

Total common stockholders’ equity for BNCCORP was $55.6 million at December 31, 2006. The book value per common share was $15.44 and tangible book value per common share was $7.15 as of December 31, 2006.

The Company’s tier 1 leverage ratio was 7.12% at December 31, 2006 compared with 5.90% at December 31, 2005. The tier 1 risk-based capital ratio was 9.49% at December 31, 2006 versus 8.48% at December 31, 2005. The total risk-based capital ratio was 10.89% at December 31, 2006 versus 10.12% at December 31, 2005.

Asset Quality

There was no provision for credit losses for the fourth quarters of 2006 or 2005. The provision for credit losses was $210,000 and $250,000 for the years ended December 31, 2006 and 2005, respectively. The ratio of total nonperforming assets to total assets was 0.01% at December 31, 2006 and 0.02% at December 31, 2005. The allowance for credit losses as a percentage of total loans and leases held for investment at December 31, 2006 was 0.86%, compared with 0.77% at December 31, 2005. The allowance for credit losses as a percentage of loans and leases held for investment, excluding the participating interests in mortgage loans, at December 31, 2006 was 1.01%, compared with 1.03% at December 31, 2005.

Outlook

Mr. Cleveland stated, “As we enter 2007, we are continuing to pursue strategies to enhance shareholder value. In our banking business, we will emphasize growth in loans and deposits in all banking locations, along with improved efficiency in mature locations. We expect the insurance agency business to serve as a source of value to our shareholders. And, we will continue our investment in Arizona banking branches and wealth management with an eye toward driving long term returns. We expect 2007 to be a year of progress and growth.”

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local markets. The Company operates 28 locations in Arizona, Minnesota, North Dakota, Colorado, and Nevada through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
(In thousands, except per share data)	2006	2005	2006	2005
SELECTED INCOME STATEMENT DATA	(unaudited)	(unaudited)	(unaudited)
Interest income	$ 10,688	$ 10,195	$ 42,408	$ 37,264
Interest expense	6,135	5,609	23,606	19,716
Net interest income	4,553	4,586	18,802	17,548
Provision for credit losses	--	--	210	250
Noninterest income	5,839	5,463	23,791	24,883
Noninterest expense	9,653	9,263	37,595	36,702
Income before income taxes	739	786	4,788	5,479
Income tax provision	33	133	1,167	1,376
Net income	$ 706	$ 653	$ 3,621	$ 4,103
Dividends on preferred stock	$ --	$ --	$ --	$ (29)
Net income available to common stockholders	$ 706	$ 653	$ 3,621	$ 4,074

EARNINGS PER SHARE DATA
Basic earnings per common share	$ 0.20	$ 0.19	$1.04	$ 1.36
Diluted earnings per common share	$0.20	$ 0.19	$ 1.03	$ 1.34

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	December 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$ 692,276	$ 740,016	$ 673,710
Loans held for investment, excluding participating interests in mortgage loans	333,934	310,368	293,814
Total loans held for investment	390,059	411,704	328,329
Allowance for credit losses	(3,370)	(3,188)	(3,335)
Investment securities available for sale	182,974	227,185	235,916
Goodwill	22,743	21,839	21,779
Other intangible assets, net	7,107	6,900	8,075
Total deposits	529,252	548,790	455,343
Other borrowings	95,787	130,114	163,485

Unrealized gains (losses) in investment portfolio, pretax	$ (2,719)	$ (2,381)	$ 106
Trust assets under administration	$ 282,788	$ 240,547	$ 74,300
Total common stockholders’ equity	$ 55,602	$ 51,612	$ 42,596
Book value per common share	$ 15.44	$ 14.97	$ 14.77
Tangible book value per common share	$ 7.15	$ 6.63	$ 4.42
Effect of net unrealized gains (losses) on securities available for sale, net of tax, on book value per common share	$ (0.47)	$ (0.43)	$ 0 .02
Full time equivalent employees	308	303	323
Common shares outstanding	3,600,467	3,447,945	2,884,876

CAPITAL RATIOS
Tier 1 leverage	7.12%	5.90%	4.51%
Tier 1 risk-based capital	9.49%	8.48%	6.35%
Total risk-based capital	10.89%	10.12%	8.85%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
(In thousands)	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$ 687,488	$ 741,308	$ 704,858	$ 713,882
Loans held for investment, excluding participating interests in mortgage loans	334,982	315,455	334,058	305,073
Total loans held for investment	368,425	412,334	367,238	368,566
Earning assets	602,165	654,038	618,507	629,897
Deposits	524,414	553,544	527,966	504,608
Common stockholders’ equity	55,226	51,024	53,012	46,116

KEY RATIOS
Return on average common stockholders’ equity	5.07%	5.08%	6.83%	8.84%
Return on average assets	0.41%	0.35%	0.51%	0.57%
Net interest margin	3.00%	2.78%	3.04%	2.79%
Efficiency ratio	92.93%	92.18%	88.28%	86.50%
Noninterest income as a percent of gross revenues	56.19%	54.36%	55.86%	58.64%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	December 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
ASSET QUALITY
Loans 90 days or more delinquent and still accruing interest	$ 2	$ --	$ 25
Nonaccrual loans	100	143	524
Total nonperforming loans	102	143	549
Total nonperforming assets	$ 102	$ 143	$ 549
Allowance for credit losses	$ 3,370	$ 3,188	$ 3,335
Ratio of total nonperforming loans to total loans held for investment	0.03%	0.03%	0.17%
Ratio of total nonperforming assets to total assets	0.01%	0.02%	0.08%
Ratio of allowance for credit losses to loans held for investment, excluding participating interests in mortgage loans	1.01%	1.03%	1.14%
Ratio of allowance for credit losses to total loans held for investment	0.86%	0.77%	1.02%
Ratio of allowance for credit losses to total nonperforming loans	3,304%	2,229%	607%

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
	2006	2005	2006	2005
Changes in Allowance for Credit Losses:	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$ 3,373	$ 3,212	$ 3,188	$ 3,335
Provision charged to operations expense	--	--	210	250
Loans charged off	(4)	(34)	(51)	(589)
Loan recoveries	1	10	23	192
Balance, end of period	$ 3,370	$ 3,188	$ 3,370	$ 3,188

Ratio of net charge-offs to average loans held for investment	(0.001)%	(0.006)%	(0.008)%	(0.108)%
Ratio of net charge-offs to average loans held for investment, annualized	(0.003)%	(0.023)%	(0.008)%	(0.108)%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,
(In thousands, except share data)	2006	2005	2006	2005
ANALYSIS OF NONINTEREST INCOME	(unaudited)	(unaudited)	(unaudited)
Insurance income	$ 4,307	$ 4,052	$ 18,337	$ 18,751
Bank charges and service fees	490	590	1,818	2,002
Gains on sales of loans	426	321	1,745	2,312
Trust and financial services	247	183	860	638
Brokerage income	16	93	231	379
Net gain (loss) on sales of securities	174	--	(84)	(67)
Other	179	224	884	868
Total noninterest income	$ 5,839	$ 5,463	$ 23,791	$ 24,883

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$6,248	$ 5,781	$ 23,491	$ 22,445
Occupancy	629	605	2,669	2,530
Depreciation and amortization	453	399	1,762	1,592
Office supplies, telephone and postage	365	384	1,492	1,446
Professional services	271	535	1,459	2,010
Data processing fees	333	221	1,163	919
Marketing and promotion	293	245	1,098	970
Amortization of intangible assets	272	240	1,013	1,175
FDIC and other assessments	58	59	198	226
Other	731	794	3,250	3,389
Total noninterest expense	$9,653	$ 9,263	$ 37,595	$ 36,702

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,491,731	3,425,480	3,473,670	2,988,440
Incremental shares from assumed conversion of options and contingent shares	43,871	52,828	41,039	59,699
Adjusted weighted average shares (b)	3,535,601	3,478,308	3,514,709	3,048,139

(a)	Denominator for Basic Earnings per Common Share
(b)	Denominator for Diluted Earnings per Common Share